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                                                                       Exhibit 5

[LETTERHEAD OF FEDERAL SIGNAL CORPORATION]

         KIM A. WEHRENBERG
         Vice President, General Counsel & Secretary

                                January 29, 2002

Federal Signal Corporation
1415 W. 22nd Street
Oak Brook, IL 60523

Gentlemen:

Referring to the accompanying Registration Statement on Form S-8 relating to the registration of 1,000,000 shares for "The Federal Signal Corporation Broad Based Option Plan" (the "Plan"), I am of the opinion that:

     1. Federal Signal Corporation is a validly organized and existing corporation under the laws of the State of Delaware.

     2. All necessary corporate action has been duly taken to authorize the establishment of the Plan and issuance of up to 1,000,000 shares under the Plan.

     3. The shares of Federal Signal Corporation Common Stock issuable upon the exercise of options have been duly authorized and reserved for issuance, and when issued and delivered in accordance with the terms of the Plan, (i) will be legally issued, fully paid and nonassessable shares of Common Stock of Federal Signal Corporation and (ii) no personal liability will be attached to the holders under the laws of the State of Delaware, where the Company is incorporated, or the laws of the State of Illinois, where the Company has its principal place of business.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above, and the use of my name in the Prospectus under Legal Opinion which is included in the Registration Statement.

                                        Very truly yours,

                                        /s/ KIM A. WEHRENBERG

                                        Kim A. Wehrenberg